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April 23, 1999



Mr. Arthur F. Coombs
22 North Wind River Lane
Linden, UT  84042

Dear Art:

On behalf of the Board of Directors of Sento Corporation, I am pleased to confirm your position as President and Chief Executive Officer of Sento Corporation, effective April 23, 1999.

Outlined below is a summary of the compensation plan for your position, and a description of your stock options.

COMPENSATION

We feel that the opportunity is significant and that the compensation should be commensurately meaningful. We are, therefore, offering you an annual base salary of $120,000.00. You will also be eligible for an executive bonus to be determined in 30 days. You will be employed as an "at-will" employee and your compensation will be based upon the period of your employment with Sento. You will not be separately compensated for your service as a director of Sento.

If your employment with Sento is terminated by Sento's Board of Directors for any reason other than for "cause" (as defined below) or as a direct result of a "change in control" (as defined below), you will receive a severance payment equal to 12 months' salary, based on your salary at the time of termination. "Cause" means any dishonest act that has a material adverse effect on Sento, any conviction for a felony offense or any willful disregard for the instructions of Sento's Board of Directors which has a material adverse effect on Sento. "Change in Control" means any sale of all or substantially all of Sento's assets or the acquisition by any party of shares of Sento's common stock which results in such party owning more than 50% of the outstanding shares of Sento's common stock, but only if such sale or acquisition results in the termination of your employment, a substantial and material reduction in your responsibilities or the relocation of your permanent residence to a location that is more than 50 miles from Sento's current office.

The note payable to Sento Corporation in the amount of $110,000 (included as part of your drafted employment agreement) is hereby forgiven, and you need not repay it. In addition, Sento will compensate you an additional amount sufficient to cover federal and state income taxes, computed on your incremental tax rate. Such forgiveness of debt is ordinary income to you and will be reported on form 1099 or on your W-2. You will be responsible for including such income in your personal income tax return for the year ended December 31, 1999.

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OWNERSHIP

It is our desire that our relationship be long-term. We would like to provide you with a meaningful reward for your successes and incentive to help us continue to grow. We are prepared to provide you an option to purchase 400,000 shares of Sento with an exercise price of $1.75. This option will vest over three years. These options will vest 1/36 per month.

PREVIOUS AGREEMENTS, WRITTEN OR ORAL, WITH SENTO

In a Board Meeting held July 8, 1998 the Board of Directors offered you an option to purchase 400,000 shares in connection with an employment agreement with Sento. However, you and Sento management were never able to reach agreement on the employment agreement, and as a result no option agreement was ever issued, and you were an "at will employee" of Sento. In addition there were other oral and written agreements between you and Sento which were never finalized and therefore never became effective. By signing this letter, you and we both agree that all former agreements written or oral, have no current effectiveness and are null and void.

CONCLUSION

Given the unique skills you will bring to Sento, much of what we have offered you is exceptional in nature and has the potential to negatively impact the motivation of our other employees. We, therefore, ask that you will hold all details of your compensation program in the strictest confidence.

It is an exciting opportunity to welcome you as a the President and Chief Executive Officer of Sento and as member of our Board of Directors and hope that our association will be a very long, valuable, and rewarding one. Please sign below as an indication of acceptance for the above position and conditions of employment.

Please let me know if there are any issues that I have not addressed to your satisfaction, or if you have any other questions.

Sincerely,

Kieth Sorenson                                /s/ Arthur F. Coombs
Chairman of the Board of Directors         -------------------------------
Sento Corporation                                 Arthur F.  Coombs